News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS FIRST QUARTER EPS OF $1.03 UP 12% ON 9% SALES GROWTH

CINCINNATI, Oct. 29, 2008 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of nine percent for the July - September quarter to $22.0 billion.  Organic sales were up five percent, delivering at the mid-point of the Company’s four to six percent target range.  Sales growth was led by strong growth in the Beauty, Fabric Care & Home Care and Baby Care & Family Care segments.  Diluted net earnings per share increased 12 percent to $1.03 for the quarter.

“This quarter was yet another example of the strength of P&G’s balanced brand and geographic portfolio,” said Chairman of the Board and Chief Executive Officer A.G. Lafley.  “We continue focusing on leading innovation and improving productivity to deliver superior consumer and shareholder value.  This focus on delighting consumers with trusted household and personal care products that consumers purchase weekly and use daily gives me continuing confidence P&G will deliver target growth over the long term, even in a challenging economic environment.”

Executive Summary

•
Net sales increased nine percent to $22.0 billion for the quarter driven by double-digit growth in developing regions.  Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, were up five percent for the quarter.  This was the 25th consecutive quarter in which P&G delivered organic sales at or above target.

•	Diluted net earnings per share increased 12 percent to $1.03 for the quarter. Net earnings were up nine percent to $3.3 billion due to sales growth and higher non-operating gains.
•
Operating margin declined 60 basis points for the quarter as a reduction in selling, general and administrative (SG&A) expenses was more than offset by higher commodity costs which depressed gross margin.

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Key Financial Highlights

Net sales for the quarter increased nine percent to $22.0 billion.  Volume grew two percent for the quarter driven by Beauty, Fabric Care and Home Care and Baby Care and Family Care segments, including double-digit growth of Gillette Fusion, Head & Shoulders, Cover Girl, Gain and SK-II.  Price increases added three percent to net sales.  Favorable foreign exchange contributed five percent to sales growth.  Disproportionate growth in developing regions and product mix shifts drove a negative one percent mix impact on sales.  Organic sales increased five percent for the quarter.  Several new initiatives were launched during the quarter including Always Infinity, Tide and Downy Total Care, Crest Pro-Health Whitening Paste, Pampers Swaddlers Sensitive & UnderJams and Dawn Hand Renewal.

Net earnings increased nine percent to $3.3 billion on strong sales growth and higher non-operating gains from planned divestitures.  Diluted net earnings per share increased 12 percent for the quarter to $1.03.  Operating margin was down 60 basis points due to a commodity-driven decline in gross margin which more than offset lower SG&A expenses as a percentage of sales.

Gross margin declined by 240 basis points to 50.5% during the quarter.  Higher commodity and energy costs were partially offset by the impact of price increases and manufacturing cost savings.

SG&A expenses were down 180 basis points for the quarter to 29.2% of net sales primarily due to scale leverage, overhead productivity improvements and the positive impact of foreign transaction gains on working capital balances caused by strengthening of the U.S. dollar late in the quarter.

Operating cash flow was up one percent to $3.3 billion for the quarter behind earnings growth.  Free cash flow, defined as operating cash flow less capital expenditures, was $2.6 billion during the quarter and 76% of net earnings.  Capital expenditures were 3.2% of net sales during the quarter.

The company reiterated that it maintains credit ratings in the top five percent of all publicly traded companies which should allow the company to continue accessing credit markets without issue.

Business Segment Discussion

The following provides perspective on the company’s July - September quarter results by business segment.

Beauty GBU
•
Beauty net sales increased 12 percent during the quarter to $5.1 billion.  Net sales were up due to a four percent increase in volume, a two percent pricing impact and a six percent favorable foreign exchange impact.  Hair Care volume grew mid-single digits behind strong growth in developing regions.  Globally, all major retail hair care brands contributed to volume growth led by mid-single digit growth of Pantene and double-digit growth of Head & Shoulders and Rejoice.  This was partially offset by a low-single digit decline in Professional Hair Care.  Cosmetics volume grew double digits behind continued growth of Cover Girl.  Skin Care volume grew low-single digits due to double-digit growth of SK-II.  Prestige Fragrances volume declined low-single digits due mainly to a shift in initiative timings to the second half of fiscal 2009.  Earnings grew nine percent during the quarter to $754 million as sales growth and lower SG&A expenses as a percentage of net sales were partially offset by reduced gross margin from higher commodity costs.

•
Grooming net sales were up six percent to $2.1 billion for the quarter.  Volume declined one percent due to a double-digit decline of Braun.  Blades & Razors volume grew low-single digits as double-digit growth of Gillette Fusion and high-single digit growth of Venus were mostly offset by declines in legacy shaving systems.  Global market share of the blades and razors category increased slightly for the quarter.  Braun volume was down due to a double-digit decline of male hair removers, the exits of the U.S. home appliance and Tassimo coffee appliance businesses and the continued impact of supply constraints in Western Europe.  Global market share of the dry shaving category increased 1 point for the quarter due to a 4 point share increase of epilators. Favorable foreign exchange contributed six percent to net sales growth.  Price increases taken across premium shaving systems added three percent to net sales.  Product mix had a negative two percent impact on net sales as favorable product mix from growth on Gillette Fusion was more than offset by disproportionate growth in developing regions, which have lower than segment average selling prices.  Net earnings increased six percent to $478 million for the quarter.  Net earnings growth was driven by sales growth and lower overhead spending as a percentage of net sales, partially offset by lower gross margin and higher marketing spending as a percentage of net sales.

Health & Well-Being GBU
•
Health Care net sales were up four percent during the quarter to $3.7 billion.  Sales growth was driven by five percent favorable foreign exchange and a two percent impact from increased pricing. This was partially offset by a negative three percent product mix impact driven primarily by lower shipments of Prilosec OTC and growth in developing regions.  Segment volume was flat for the quarter.  Organic volume, which excludes the impact of acquisitions and divestitures, increased one percent.  Oral Care volume increased mid-single digits primarily behind double-digit growth of Crest in developing regions.  Feminine Care volume was up low-single digits as high-single digit growth of Always in developing regions was partially offset by the divestiture of the Adult Incontinence business in Japan.  Pharmaceuticals and Personal Health volume declined high-single digits due to a double-digit decline in Prilosec OTC from the loss of marketplace exclusivity and the divestitures of ThermaCare and other minor brands.  Net earnings increased two percent for the quarter to $658 million as sales growth, lower overhead spending as a percent of net sales and divestiture gains were mostly offset by higher commodity costs.

•
Snacks, Coffee and Pet Care net sales increased nine percent to $1.2 billion for the quarter on two percent volume growth.  Pricing contributed seven percent to net sales due to multiple price increases in Coffee and Pet Care, and favorable foreign exchange added two percent to net sales.  These were partially offset by a negative two percent product mix impact from the disproportionate growth of Snacks, which has lower selling prices than the segment average.  Snacks volume increased mid-single digits due to double-digit growth in North America behind strong base business growth of Pringles and continued growth from Pringles Extreme Flavors and Stix initiatives.  Coffee sales grew double digits due to the combination of volume growth and pricing.  Coffee volume grew low-single digits behind the Folgers Roast & Ground restage and continued expansion of the Dunkin Donuts® line.  Pet Care sales increased high-single digits due to the impact of pricing.  Pet Care volume declined low-single digits as growth of Iams was more than offset by a decline of Eukanuba.  Net earnings increased six percent to $120 million for the quarter.  Importantly, earnings growth was reduced by over twenty percent due to Katrina insurance claim receipts in the base.   Net earnings increased behind sales growth and lower SG&A expenses as a percentage of net sales, which were partially offset by higher commodity costs.

Household Care GBU
•
Fabric Care and Home Care net sales increased 10 percent during the quarter to $6.5 billion.  Volume grew two percent behind mid-single digit growth of Fabric Care from the launch of Tide and Downy Total Care, trade inventory increases prior to September price increases in North America and innovation in developing regions.  Volume in Home Care declined low-single digits due to Febreze Candles and Mr. Clean Wipes initiatives in the base period and a decrease in trade inventory following June price increases on Dawn and Swiffer in North America.  Volume in Batteries was flat.  Foreign exchange and price increases each added four percent to sales growth.  Net earnings declined nine percent to $831 million as strong sales growth and lower marketing spending as a percent of net sales were more than offset by lower gross margin due to significantly higher commodity costs.

•
Baby Care and Family Care net sales increased 10 percent during the quarter to $3.8 billion.  Volume grew one percent, including a negative six percent impact from the Western European Tissue divestiture.  Baby Care volume grew high-single digits due to strong growth of Pampers in developing regions and double-digit growth of Luvs.  Family Care volume declined mid-single digits due to the Western European Tissue divestiture.  Organic volume for Family Care was up high-single digits behind strong double-digit growth of Charmin Basic and Bounty Basic.  Family Care U.S. market share was up over 1 point to about 33%. Favorable foreign exchange added four percent to net sales.  Price increases contributed five percent to sales growth.  Mix was flat as the negative impacts of disproportionate growth in developing regions and growth of mid-tier brands were offset by the positive impact from the Western European Tissue divestiture.  Organic sales were up 10 percent behind a seven percent increase in organic volume.  Net earnings increased 20 percent for the quarter to $514 million.  Earnings increased due to sales growth, manufacturing cost savings projects and lower marketing spending as a percentage of net sales.

Fiscal Year and October – December Quarter Guidance

For the 2009 fiscal year, the company expects organic sales to grow by four to six percent, in line with its long term target range and unchanged versus prior guidance.  The combination of pricing and product mix is expected to impact sales growth by a positive two to three percent.  Foreign exchange is expected to have a negative impact of one to two percent.  The net impact of acquisitions and divestitures is estimated to lower net sales by one to two percent.  Total sales are expected to increase one to three percent.  This is a decrease of four percent versus the company’s previous guidance range due to foreign exchange.

The Company also widened its earnings per share outlook range to $4.15 to $4.25.  This maintains the high end of the Company’s previous outlook, but recognizes the continued volatility in commodity and energy markets and increasing volatile foreign exchange markets.  The company’s outlook includes an estimated $0.50 per share of gain from the Folgers transaction and about $0.12 per share of incremental restructuring charges. Operating margin and tax rate guidance was unchanged.

For the October - December quarter, organic sales are expected to grow four to six percent.  The combination of pricing and product mix is expected to contribute about four percent to sales growth.  Foreign exchange is expected to have a negative impact of two to three percent.  The net impact of acquisitions and divestitures is estimated to have a negative two percent impact on sales growth.  Total sales are expected to be negative one to positive two percent.

The Company expects earnings per share to be in the range of $1.45 to $1.50 for the quarter, including the estimated $0.50 per share of Folgers gain and $0.03 per share of additional Folgers-related restructuring charges.  Operating margin is expected to decline modestly as overhead productivity improvements will be more than offset by lower gross margins.

Forward Looking Statements

    All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate the Company’s coffee business.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

    Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the 2009 fiscal year is as follows:
Jul - Sep	Total Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact	Organic Sales Growth
Beauty	12%	-6%	0%	6%
Grooming	6%	-6%	0%	0%
Health Care	4%	-5%	1%	0%
Snacks, Coffee and Pet Care	9%	-2%	0%	7%
Fabric Care and Home Care	10%	-4%	0%	6%
Baby Care and Family Care	10%	-4%	4%	10%
Total P&G	9%	-5%	1%	5%

Free Cash Flow.  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity.  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Free cash flow productivity is also one of the measures used to evaluate senior management.  The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):
	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul - Sep	$3,251	$(699)	$2,552	$3,348	76%

The Procter & Gamble Company

Exhibit 2: Folgers Coffee Supplement

As previously disclosed, the company plans to separate the Folgers business in the October - December quarter.  This business is comprised of P&G’s coffee category, a component of P&G’s Snacks, Coffee and Pet Health reportable segment, as well as the coffee portion of the P&G Professional (PGP) business.

The company provided a brief summary of results for the Folgers business for the July - September quarter.  These results represent the business as currently operated as a component of P&G, including PGP, and are not directly comparable to the historical results of Folgers as a stand-alone entity as presented in its recently filed registration statement related to the transaction with The J. M. Smucker Company.  The differences are primarily related to P&G management reporting conventions and do not have a material impact on the underlying business trends.

Folgers net sales for July - September quarter were up 11 percent to $445 million primarily due to the benefit of pricing actions in prior periods to recover higher green coffee bean costs.  Volume increased one percent as gains in retail channels were offset by a decline in PGP volume.  Market share was flat period over period.

After tax earnings for the Folgers business for the July - September quarter were $67.4 million, an increase of 10 percent versus the prior year period.  Earnings increased behind the benefit of higher unit volume, cost savings, and favorable green coffee bean market conditions.  Results for the quarter also included the benefit of $13 million in reduced overhead costs, primarily as the result of reduced current period overhead allocations from P&G in preparation for the planned separation.  These benefits were offset by $17 million in insurance proceeds in the base period related to Hurricane Katrina.

Consistent with Folgers pricing policy, Folgers recently announced a list price decrease across the majority of its product offering in response to declining green coffee bean prices.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Three Months Ended September 30
	2008	2007

BEGINNING CASH	3,313	5,354

OPERATING ACTIVITIES
NET EARNINGS	3,348	3,079
DEPRECIATION AND AMORTIZATION	810	752
SHARE BASED COMPENSATION EXPENSE	126	106
DEFERRED INCOME TAXES	247	213
GAIN ON SALE OF BUSINESSES & FIXED ASSETS	(317)	(121)
CHANGES IN:
ACCOUNTS RECEIVABLE	(725)	(595)
INVENTORIES	(833)	(665)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	398	74
OTHER OPERATING ASSETS & LIABILITIES	265	193
OTHER	(68)	194

TOTAL OPERATING ACTIVITIES	3,251	3,230

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(699)	(540)
PROCEEDS FROM ASSET SALES	545	274
ACQUISITIONS, NET OF CASH ACQUIRED	(292)	12
CHANGE IN INVESTMENTS	34	(165)

TOTAL INVESTING ACTIVITIES	(412)	(419)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(1,254)	(1,138)
CHANGE IN SHORT-TERM DEBT	3,629	1,295
ADDITIONS TO LONG TERM DEBT	878	2,012
REDUCTION OF LONG TERM DEBT	(1,287)	(3,692)
TREASURY PURCHASES	(3,911)	(2,598)
IMPACT OF STOCK OPTIONS AND OTHER	405	477

TOTAL FINANCING ACTIVITIES	(1,540)	(3,644)

EXCHANGE EFFECT ON CASH	(110)	105

CHANGE IN CASH AND CASH EQUIVALENTS	1,189	(728)

ENDING CASH	4,502	4,626

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	September 30, 2008	June 30, 2008

CASH AND CASH EQUIVALENTS	$ 4,502	$ 3,313
ACCOUNTS RECEIVABLE	7,111	6,761
TOTAL INVENTORIES	8,847	8,416
OTHER	4,609	6,025
TOTAL CURRENT ASSETS	25,069	24,515

NET PROPERTY, PLANT AND EQUIPMENT	19,724	20,640
NET GOODWILL AND OTHER INTANGIBLE ASSETS	91,238	94,000
OTHER NON-CURRENT ASSETS	4,648	4,837

TOTAL ASSETS	$ 140,679	$ 143,992

ACCOUNTS PAYABLE	$ 6,006	$ 6,775
ACCRUED AND OTHER LIABILITIES	9,653	10,154
TAXES PAYABLE	1,442	945
DEBT DUE WITHIN ONE YEAR	21,140	13,084
TOTAL CURRENT LIABILITIES	38,241	30,958

LONG-TERM DEBT	18,307	23,581
OTHER	19,569	19,959
TOTAL LIABILITIES	76,117	74,498

TOTAL SHAREHOLDERS' EQUITY	64,562	69,494

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 140,679	$ 143,992

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JAS QUARTER

	JAS 08	JAS 07	% CHG
NET SALES	$ 22,026	$ 20,199	9%
COST OF PRODUCTS SOLD	10,905	9,519	15%
GROSS MARGIN	11,121	10,680	4%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,436	6,262	3%
OPERATING INCOME	4,685	4,418	6%
TOTAL INTEREST EXPENSE	339	359
OTHER NON-OPERATING INCOME, NET	337	193
EARNINGS BEFORE INCOME TAXES	4,683	4,252	10%
INCOME TAXES	1,335	1,173

NET EARNINGS	3,348	3,079	9%

EFFECTIVE TAX RATE	28.5%	27.6%

PER COMMON SHARE:
BASIC NET EARNINGS	$ 1.10	$ 0.97	13%
DILUTED NET EARNINGS	$ 1.03	$ 0.92	12%
DIVIDENDS	$ 0.40	$ 0.35	14%
AVERAGE DILUTED SHARES OUTSTANDING	3,239.5	3,354.2

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
COST OF PRODUCTS SOLD	49.5%	47.1%	240
GROSS MARGIN	50.5%	52.9%	(240)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	29.2%	31.0%	(180)
OPERATING MARGIN	21.3%	21.9%	(60)
EARNINGS BEFORE INCOME TAXES	21.3%	21.1%	20
NET EARNINGS	15.2%	15.2%	-

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

		Three Months Ended September 30, 2008
			% Change	Earnings	% Change		% Change
			Versus	Before	Versus	Net	Versus
		Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty		$ 5,128	12%	$ 983	11%	$ 754	9%
Grooming		2,142	6%	645	5%	478	6%
Beauty GBU		7,270	10%	1,628	9%	1,232	8%

Health Care		3,700	4%	990	1%	658	2%

Snacks, Coffee and Pet Care		1,229	9%	194	5%	120	6%
Health and Well-Being GBU		4,929	5%	1,184	2%	778	2%

Fabric Care and Home Care		6,510	10%	1,268	-6%	831	-9%
Baby Care and Family Care		3,772	10%	807	19%	514	20%
Household Care GBU		10,282	10%	2,075	2%	1,345	0%

Total Business Segments		22,481	9%	4,887	4%	3,355	3%
Corporate		(455)	N/A	(204)	N/A	(7)	N/A
Total Company		22,026	9%	4,683	10%	3,348	9%

	JULY - SEPTEMBER NET SALES INFORMATION
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	4%	4%	6%	2%	0%	12%
Grooming	-1%	-1%	6%	3%	-2%	6%

Health and Well-Being GBU
Health Care	0%	1%	5%	2%	-3%	4%
Snacks, Coffee and Pet Care	2%	2%	2%	7%	-2%	9%

Household Care GBU
Fabric Care and Home Care	2%	2%	4%	4%	0%	10%
Baby Care and Family Care	1%	7%	4%	5%	0%	10%

Total Company	2%	3%	5%	3%	-1%	9%